Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated May 4, 2012 with respect to consolidated financial statements of EnergySource LLC and Hudson Ranch I Holdings, LLC, included in the Registration Statement (Form S-11) and related Prospectus of Hannon Armstrong Sustainable Infrastructure Capital, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California

March 12, 2013